Exhibit 10.1

May 14, 2018
Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, NJ 07083

Attention:     Compensation Committee of the Board of Directors
of Bed Bath & Beyond Inc. (the “Company”)

Dear Committee Members:

Effective with the payroll period beginning May 13, 2018 (“Effective Date”), I hereby voluntarily waive $500,000 of my salary for the one year period commencing on the Effective Date, which amount shall be subtracted in substantially equal installments from my regular salary payments covering such one year period. Notwithstanding the foregoing, this waiver shall be disregarded and my salary will be deemed unchanged from its current salary amount for all other purposes, including for purposes of my employment agreement with the Company, dated as of December 1, 1994, as amended (including, without limitation, for purposes of the calculation of severance payments thereunder), and my letter agreement with the Company, dated November 16, 2009, with respect to my supplemental executive retirement plan benefit (including, without limitation, for purposes of the calculation of the Retirement Benefit thereunder). For the avoidance of doubt, the current severance under my employment agreement and the current Retirement Benefit under my SERP will not be reduced as a result of this voluntary salary waiver. I also acknowledge that: (i) my waiver does not confer on me any additional rights under any of my agreements with the Company; and (ii) except with respect to my waiver for the one year period following the Effective Date as described above, my employment agreement and other agreements with the Company shall remain in full force and effect, which employment agreement and other agreements shall not be deemed to be amended or supplemented in any way.

Sincerely yours,

/s/ Steven H. Temares
Steven H. Temares

THE FOREGOING WAIVER LETTER IS HEREBY ACCEPTED AND AGREED TO:

BED BATH & BEYOND INC.

By:    /s/ Warren Eisenberg

Name:    Warren Eisenberg, Co-Chairman